Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 12, 2011 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Park Electrochemical Corp. and subsidiaries on Form 10-K for the year ended February 27, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Park Electrochemical Corp. and subsidiaries on Forms S-8 (File No. 33-55383, effective September 7, 1994; File No. 333-12463, effective September 20, 1996; and File No. 333-153264, effective August 29, 2008).

/s/GRANT THORNTON LLP

New York, New York
May 12, 2011

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